UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Gevo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 13, 2015

To the Stockholders of Gevo, Inc.:

A special meeting of the stockholders (the “Special Meeting”) of Gevo, Inc., a Delaware corporation (the “Company”), will be held at 2:00 pm local time on Monday, April 13, 2015, at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. The Special Meeting will be held for the following purposes:

1.	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by a ratio of not less than one-for-ten and not more than one-for-thirty at any time on or prior to June 27, 2015, with the exact ratio to be set at a whole number within this range by the Board of Directors of the Company in its sole discretion; and

2.	to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

If you owned Common Stock at the close of business on March 6, 2015, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the ten days prior to the date of the Special Meeting for any purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Brett K. E. Lund
Chief Legal Officer & Secretary

March     , 2015

Englewood, Colorado

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

345 Inverness Drive South Building C, Suite 310 Englewood, Colorado 80112

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Gevo, Inc. (the “Company”) is soliciting proxies for use at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on Monday, April 13, 2015, at 2:00 pm local time, at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. Our telephone number is (303) 858-8358.

The proxy materials, including this proxy statement and a proxy card or voting instruction card, are being distributed and made available on or about March     , 2015 to stockholders who owned the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 6, 2015, the record date for the Special Meeting (the “Record Date”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

Q:	Who may vote at the meeting?

A:	Our Board has fixed March 6, 2015 as the Record Date for the Special Meeting. Only stockholders of record at the close of business on March 6, 2015 will be entitled to vote at the Special Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. As of March , 2015, there were shares of Common Stock outstanding and entitled to vote at the meeting. The Company expects that the number of outstanding shares of Common Stock will not materially change as of the Record Date.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal scheduled to be voted on at the meeting:

•

approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the outstanding shares of Common Stock by a ratio of not less than one-for-ten and not more than one-for-thirty at any time on or prior to June 27, 2015, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion (the “Proposal”).

We will also consider any other business that properly comes before the meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	What is the quorum requirement for the meeting?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of Common Stock are represented in person at the Special Meeting or by proxy. Your shares will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. The inspector of election appointed for the meeting by our Board will count the votes cast in person or by proxy at the Special Meeting to determine whether or not a quorum is present.

Both abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the chairperson of the meeting or a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

Q:	What does it mean if I receive more than one package of proxy materials?

A:	If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Common Stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction cards that you receive with each package of proxy materials to ensure that all of your shares are voted.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the Internet at the website referred to on your proxy card or voting instruction card. Please have your control number available. Your control number can be found on your proxy card or voting instruction card.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other agent that holds your shares, giving you the right to vote the shares at the meeting.

The meeting will be held at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. You can find directions to our offices on our website at http://www.gevo.com/contact.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by telephone, by using the Internet or by mail.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided on your proxy card or voting instruction card.

By Mail — You may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on April 12, 2015. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:	What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record — If, at the close of business on March 6, 2015, you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name — If, at the close of business on March 6, 2015, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Because the required vote for the Proposal is based on the number of shares of Common Stock issued and outstanding, broker non-votes will have the same effect as a vote “AGAINST” the Proposal.

Q:	Is the ballot measure considered “routine” or “non-routine?”

A:	We believe that the Proposal, regarding the amendment of our Certificate of Incorporation to effect a reverse stock split, will be considered a routine matter under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with the Proposal.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Daylight Time on April 12, 2015 (your latest telephone or Internet proxy will be counted); or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:	Who will pay the costs of this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. The Company intends to retain D.F. King & Co., Inc. (or a similar proxy solicitation firm) to aid in the solicitation of proxies. We currently estimate the fees payable to such firm in connection with proxy solicitation services to be approximately $5,500, plus reimbursement of out-of-pocket expenses. We and our directors, officers and regular employees may also solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our Common Stock as of February 3, 2015 (unless otherwise specified), held by: (i) each of our directors; (ii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding Common Stock. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders
WB Gevo, Ltd.(1)	22,537,983	14.5
Hal Mintz and Sabby Management, LLC(2)	12,030,278	9.1
Vinod Khosla and/or affiliates of Khosla Ventures(3)	11,685,495	8.6
Total Energy Ventures International(4)	6,894,111	5.1

Named Executive Officers and Directors
Patrick R. Gruber, Ph.D. (5)	1,614,621	1.2
Christopher Ryan, Ph.D.(6)	671,448	*
Brett Lund, J.D., M.B.A.(7)	245,562	*
Mike Willis(8)	245,692	*
Greg Roda(9)	108,352	*
Shai Weiss(10)	3,560,482	2.7
Ganesh M. Kishore, Ph.D. (11)	2,633,381	2.0
Gary W. Mize(12)	183,372	*
Ruth I. Dreessen(13)	176,749	*
Andy Marsh	0	*
All executive officers and directors as a group (10 persons)	9,439,659	6.9

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	Represents shares that would be issued to WB Gevo, Ltd. upon conversion of the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “2017 Notes”). On January 29, 2015, the Company commenced a conversion forbearance period in accordance with the terms of the 2017 Notes and unreserved all shares of Common Stock previously reserved for issuance upon conversion of the 2017 Notes pursuant to the terms and conditions of the indenture governing the 2017 Notes. Although the 2017 Notes are not convertible into shares of Common Stock during the conversion forbearance period, this period can be terminated at any time by the Company upon notice to the trustee that it has a sufficient number of authorized and unissued shares of Common Stock to permit conversion of all of the outstanding 2017 Notes. The address of WB Gevo, Ltd. is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN, 55416.
(2)	Based in part on information contained in a Schedule 13G filed with the SEC by Sabby Healthcare Master Fund, Ltd., a Cayman Island company (“Sabby Healthcare”), Sabby Volatility Warrant Master Fund, Ltd., a Cayman Island company (“Sabby Volatility”), Sabby Management, LLC, a Delaware limited liability company (“Sabby Management”) and Hal Mintz on January 30, 2015. Sabby Healthcare and Sabby Volatility beneficially own 6,423,078 and 5,607,200 shares of Common Stock, respectively. Sabby Management and Hal Mintz do not directly own any shares of Common Stock, but each indirectly owns 12,030,278 shares of Common Stock. The address for Sabby Management and Mr. Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. The address for Sabby Healthcare and Sabby Volatility is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.
(3)

Includes: (i) 4,966,917 shares held by Khosla Ventures I, LP (“KV I”); (ii) 3,143,174 shares held by Khosla Ventures III, LP (“KV III”); (iii) 1,111,111 shares held by KFT Trust, Vinod Khosla as Trustee (“KFT”);

(iv) 77,142 shares held by VK Services, LLC; (v) 1,111,111 shares of Common Stock issuable within 60 days of February 3, 2015 upon exercise of warrants held by KV III; (vi) 1,111,111 shares of Common Stock issuable within 60 days of February 3, 2015 upon the exercise of warrants held by KFT; and (vii) 164,929 shares which are held by members or affiliates of members of Khosla Ventures Associates I, LLC, subject to the right of Khosla Ventures I, LP to exercise voting and investment control over such shares. Khosla Ventures Associates I, LLC is the general partner of KV I and Khosla Ventures Associates III, LLC is the general partner of KV III. The address for Mr. Khosla and the entities affiliated with Khosla Ventures is 2128 Sand Hill Road, Menlo Park, CA 94025.
(4)	Includes 2,222,222 shares issuable pursuant to common stock warrants exercisable within 60 days of February 3, 2015. The address for Total Energy Ventures International is 2, place Jean Millier — La Défense 6, 92078 Paris la Défense Cedex France.
(5)	Includes 1,293,325 shares issuable pursuant to stock options exercisable within 60 days of February 3, 2015.
(6)	Includes 336,738 shares issuable pursuant to stock options exercisable within 60 days of February 3, 2015.
(7)	Includes 168,733 shares issuable pursuant to stock options exercisable within 60 days of February 3, 2015.
(8)	Includes 130,451 shares issuable pursuant to common stock warrants and stock options exercisable within 60 days of February 3, 2015.
(9)	Includes 73,782 shares issuable pursuant to common stock warrants and stock options exercisable within 60 days of February 3, 2015.
(10)	Includes 417,675 shares issuable pursuant to common stock warrants exercisable within 60 days of February 3, 2015. Shai Weiss is a partner of Virgin Green Fund and may be held to have voting and dispositive power over the shares beneficially held by the fund. Mr. Weiss disclaims beneficial ownership of the shares held by Virgin Green Fund and VGF Advisers (US) LLC, except to the extent of his pecuniary interest therein.
(11)	Includes 445,473 shares issuable pursuant to common stock warrants and stock options exercisable within 60 days of February 3, 2015. Ganesh M. Kishore, Ph.D. is the Chief Executive Officer of Malaysian Life Sciences and may be held to have voting and dispositive power over the shares beneficially held by Malaysian Life Sciences. Dr. Kishore disclaims beneficial ownership of the shares held by Malaysian Life Sciences, except to the extent of his pecuniary interest therein. The address for Malaysian Life Sciences is No. 36-01, level Menara Dion, 27, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.
(12)	Includes 62,183 shares issuable pursuant to common stock warrants and stock options exercisable within 60 days of February 3, 2015.
(13)	Includes 51,355 shares issuable pursuant to common stock warrants and stock options exercisable within 60 days of February 3, 2015.

THE PROPOSAL

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT OF THE

COMPANY’S COMMON STOCK

Overview

The Board has determined that it is advisable and in the Company’s and its stockholders’ best interests that the Board be granted the authority to implement a reverse stock split of the outstanding shares of the Company’s Common Stock at any time on or prior to June 27, 2015, at a ratio of not less than one-for-ten and not more than one-for-thirty, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion. Accordingly, stockholders are asked to approve an amendment to our Certificate of Incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio.

The Board strongly believes that the reverse stock split is necessary for the following reasons:

1.	to maintain our listing on The NASDAQ Capital Market;

2.	to ensure that we can reserve sufficient shares of Common Stock so that the conversion forbearance period, commenced in accordance with the terms of the 2017 Notes, may be terminated; and

3.	to provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy.

Accordingly, the Board has approved a resolution proposing an amendment to our Certificate of Incorporation to allow for the reverse stock split and directed that it be submitted for approval at the Special Meeting.

Should we receive the required stockholder approval for the Proposal, the Board will have the sole authority to elect, at any time on or prior to June 27, 2015, and without the need for any further action on the part of our stockholders: (i) whether or not to effect a reverse stock split; and (ii) if so, the number of whole shares of our Common Stock, between and including ten and thirty, which will be combined into one share of our Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If the Board does not implement a reverse stock split on or prior to June 27, 2015, stockholder approval again would be required prior to implementing any reverse stock split.

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval, the Board may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

•	our ability to continue our listing on The NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment could have serious, adverse effects on the Company and its stockholders. We could be delisted from The NASDAQ Capital Market because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing. If The NASDAQ Capital Market delists our Common Stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and become avoided by retail and institutional investors, resulting in the impaired liquidity of our shares. We could be unable to terminate the conversion forbearance period commenced in accordance with the terms of the 2017 Notes, which would be an event of default under the terms of such notes. Furthermore, without a reasonable number of authorized shares available for issuance, we may be unable to raise additional capital, establish strategic relationships with other companies or expand our business through acquisitions.

The text of the form of the proposed amendment to our Certificate of Incorporation, which assumes the approval of the Proposal and that the Board decides to implement the reverse stock split, is attached hereto as Appendix A. By approving this Proposal, stockholders will approve an amendment to our Certificate of Incorporation pursuant to which any whole number of outstanding and treasury shares between and including ten and thirty could be combined into one share of Common Stock, and authorize the Board to file such amendment, as determined by the Board in the manner described herein. The Board may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Reverse Stock Split

To maintain our listing on The NASDAQ Capital Market.

By potentially increasing our stock price, a reverse stock split would reduce the risk that our stock could be delisted from The NASDAQ Capital Market. To continue our listing on The NASDAQ Capital Market, we must comply with NASDAQ Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On June 30, 2014, we were notified by the NASDAQ Listing Qualifications Department that we were not in compliance with the $1.00 minimum bid threshold as our Common Stock had traded below the $1.00 minimum bid price for 30 consecutive business days. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided an initial 180-calendar day period, or until December 29, 2014, to regain compliance. By transferring our Common Stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, we were provided with an additional 180-calendar day period within which to regain compliance, which ends on June 29, 2015. To regain compliance, our Common Stock must close at or above the $1.00 minimum bid price for at least 10 consecutive business days. If we do not regain compliance by that date in accordance with terms of the notice, NASDAQ will provide written notice that our securities will be subject to delisting from The NASDAQ Capital Market. In that event, we may appeal the decision to a NASDAQ Listing Qualifications Panel (the “Panel”). In the event of an appeal, our securities would remain listed on the NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the Panel determines not to continue our listing and we are delisted from The NASDAQ Capital Market, our Common Stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board has considered the potential harm to the Company and its stockholders should NASDAQ delist our Common Stock from The NASDAQ Capital Market. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons.

The Board believes that a reverse stock split is a potentially effective means for us to maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from The NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

To ensure that we can reserve sufficient shares of Common Stock so that the conversion forbearance period, commenced in accordance with the terms of the 2017 Notes, may be terminated.

As of January 29, 2015, we had $26.1 million in outstanding 2017 Notes, which were convertible into 22,537,983 shares of our Common Stock at the conversion rate then in effect (excluding any interest or make-whole payments that may be payable in shares of Common Stock). In connection with our recent public offering of common stock units, on January 29, 2015, we commenced a conversion forbearance period in accordance with the terms of the 2017 Notes during which neither the Company nor any holder of the 2017 Notes has the right to convert any principal amount of the 2017 Notes into shares of Common Stock. The conversion forbearance period will terminate when the Company provides notice to the trustee for the 2017 Notes that it has a sufficient number of authorized and unissued shares of Common Stock to permit conversion of all of the outstanding 2017 Notes. If, on June 27, 2015, the conversion forbearance period has not been terminated and we have failed to reserve out of our authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of all of the outstanding 2017 Notes, an event of default under the terms of the 2017 Notes will be triggered. Upon such occurrence, 100% of the principal amount and all accrued and unpaid interest under the 2017 Notes will become immediately due and payable. Any default under the terms of the 2017 Notes would have a material adverse effect on our business, results of operations and financial condition.

Furthermore, our 2017 Notes are secured by liens on substantially all of our assets, including our intellectual property. If we are unable to satisfy our obligations under the 2017 Notes, the holder of the notes could foreclose on our assets, including our intellectual property. Any such foreclosure could force us to substantially curtail or cease our operations which could have a material adverse effect on our business, financial condition and results of operations.

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy.

As of February 3, 2015, we had 132,887,721 shares of Common Stock outstanding, 114,995,808 shares of Common Stock reserved for issuance and 2,116,470 authorized shares of Common Stock remaining unissued and unreserved. The Board wishes to increase the number of unused authorized common shares by keeping the authorized shares of Common Stock at 250,000,000 and decreasing the outstanding shares through the reverse stock split. This increase in unissued and unreserved authorized common shares will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors.

The Board also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Marketplace Rules.

The Board expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, (ii) the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time or (iii) the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board or render tender offers for a combination with another entity more difficult to successfully complete. The Board does not intend for the reverse stock split to have any anti-takeover effects.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to the Common Stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of Common Stock, as of February 3, 2015:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance(1)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	250,000,000	132,887,721	114,995,808	2,116,470
Post-Reverse Stock Split 1:10	250,000,000	13,288,772	13,753,379	222,957,849
Post-Reverse Stock Split 1:11	250,000,000	12,080,702	12,503,072	225,416,226
Post-Reverse Stock Split 1:12	250,000,000	11,073,977	11,461,149	227,464,874
Post-Reverse Stock Split 1:13	250,000,000	10,222,132	10,579,522	229,198,345
Post-Reverse Stock Split 1:14	250,000,000	9,491,980	9,823,842	230,684,178
Post-Reverse Stock Split 1:15	250,000,000	8,859,181	9,168,919	231,971,899
Post-Reverse Stock Split 1:16	250,000,000	8,305,483	8,595,862	233,098,655
Post-Reverse Stock Split 1:17	250,000,000	7,816,925	8,090,223	234,092,852
Post-Reverse Stock Split 1:18	250,000,000	7,382,651	7,640,766	234,976,583
Post-Reverse Stock Split 1:19	250,000,000	6,994,091	7,238,621	235,767,289
Post-Reverse Stock Split 1:20	250,000,000	6,644,386	6,876,690	236,478,924
Post-Reverse Stock Split 1:21	250,000,000	6,327,987	6,549,228	237,122,785
Post-Reverse Stock Split 1:22	250,000,000	6,040,351	6,251,536	237,708,113
Post-Reverse Stock Split 1:23	250,000,000	5,777,727	5,979,730	238,242,543
Post-Reverse Stock Split 1:24	250,000,000	5,536,988	5,730,575	238,732,437
Post-Reverse Stock Split 1:25	250,000,000	5,315,509	5,501,352	239,183,139
Post-Reverse Stock Split 1:26	250,000,000	5,111,066	5,289,761	239,599,173
Post-Reverse Stock Split 1:27	250,000,000	4,921,767	5,093,844	239,984,388
Post-Reverse Stock Split 1:28	250,000,000	4,745,990	4,911,921	240,342,089
Post-Reverse Stock Split 1:29	250,000,000	4,582,335	4,742,545	240,675,120
Post-Reverse Stock Split 1:30	250,000,000	4,429,591	4,584,460	240,985,950

(1)	The pre-reverse stock split number of shares of our Common Stock reserved for future issuance includes the following, as of February 3, 2015:

•

112,491,446 shares reserved for issuance pursuant to outstanding options, warrants or rights to acquire from the Company, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance by the Company of, Common Stock;

•	1,353,423 shares of Common Stock available for future grant under our 2010 Stock Incentive Plan (as amended, the “2010 Plan”); and

•	1,150,939 shares of Common Stock available for issuance pursuant to our Employee Stock Purchase Plan.

This figure does not include 22,537,983 shares of Common Stock previously reserved for issuance upon conversion of the 2017 Notes. As discussed above, on January 29, 2015, we commenced a conversion forbearance period in accordance with the terms of the 2017 Notes and unreserved all shares of Common Stock previously reserved for issuance upon conversion of the 2017 Notes pursuant to the terms and conditions of the indenture governing the 2017 Notes. We intend to terminate the conversion forbearance period applicable to the 2017 Notes promptly upon consummation of the reverse stock split and, as a result, we have included the 22,537,983 shares of Common Stock previously reserved for issuance upon conversion of the 2017 Notes, on an adjusted basis, in each post-reverse stock split number of shares of Common Stock reserved for future issuance

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. Our Common Stock would continue to be reported on The NASDAQ Capital Market under the symbol “GEVO,” although it is likely that NASDAQ would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effect on Convertible Notes and Warrants

The reverse stock split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the reverse stock split ratio determined by the Board (all figures are as of February 3, 2015):

•	$26.9 million in outstanding principal balance of 2022 Notes;

•	$26.1 million in outstanding principal balance of 2017 Notes; and

•	warrants to purchase 104,063,547 shares of Common Stock.

The adjustments to the above securities, as required by the reverse stock split and in accordance with the reverse stock split ratio as determined by the Board, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

Effect on 2010 Plan and Employee Stock Purchase Program

As of February 3, 2015, we had 3,702,384 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our 2006 Omnibus Securities and Incentive Plan and our 2010 Plan. Pursuant to the terms of these plans, the Board or a committee thereof, as applicable, will adjust the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the plans to equitably reflect the effects of the reverse stock split. The number of shares subject to vesting under restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.

Furthermore, the number of shares available for future grant under the 2010 Plan and the number of shares available for purchase under our Employee Stock Purchase Plan will be similarly adjusted.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal. If the proposed amendment is not approved by our stockholders, a reverse stock split will not occur.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury, if any, will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the Proposal and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a stockholder that is a “U.S. Holder,” as defined below. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences, including gift or estate taxes and the Medicare contribution tax on net investment income. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging or conversion transaction for federal income tax purposes. This summary also assumes that you are a U.S. Holder who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term U.S. Holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

No gain or loss should be recognized by a U.S. Holder upon such U.S. Holder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Special tax basis and holding period rules may apply to U.S. Holders that acquired different blocks of stock at different prices or at different times.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required and Board Recommendation

In accordance with our Certificate of Incorporation, Delaware law and the NASDAQ Marketplace Rules, approval and adoption of the Proposal requires the affirmative vote of at least a majority of our issued and outstanding shares entitled to vote either in person or by proxy at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2015 annual meeting, a stockholder’s proposal must have been received by us no later than January 23, 2015 and must have otherwise complied with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our amended and restated bylaws (“Bylaws”), stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our proxy statement for the 2015 annual meeting stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Patrick R. Gruber, Ph.D.
Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

GEVO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Gevo, Inc.

2.	The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was June 9, 2005, under the name Methanotech, Inc.

3.	The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2011, and amended on June 7, 2013 and July 7, 2014 (the “Amended and Restated Certificate of Incorporation”).

4.	Upon the filing and effectiveness (the “Effective Time”), of this Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation, each [ ][1] shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

5.	The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

6.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

[1]	To be any whole number between and including ten (10) and thirty (30), at the discretion of the Board.

IN WITNESS WHEREOF, Gevo, Inc. has caused this Certificate of Amendment to be executed as of this [                    ], 2015.

GEVO, INC.

By:

Name:

Title: